EXHIBIT 10.1

STOCK OPTIONS AMENDMENT AGREEMENT

This STOCK OPTIONS AMENDMENT AGREEMENT (the “Agreement”) is entered into effective as of the last date of signature below by and between __________________ (the “Executive”) and TURBOCHEF TECHNOLOGIES, INC., a Delaware corporation (the “Company”).

RECITALS:

A.           The Company previously issued the Executive options to purchase shares of the Company’s common stock, as set forth in Exhibit A hereto, (the “Options”) pursuant to the Company’s 2003 Stock Incentive Plan, as amended (the “Plan”).

B.           The number of shares of the Company’s common stock (the “Shares”) covered by the Options and the exercise price per Share (the “Option Exercise Price”) for such Options, if awarded prior to December 27, 2004,  were subsequently adjusted to reflect a one-for-three reverse stock split.

C.           The Company has determined that the Option Exercise Price represents a discount from the fair market value of the Company’s common stock on the proper measurement date for such Options (such fair market value amount being herein referred to as the “Re-measurement Price”).

D.           The Company believes that the Options, having been awarded at an exercise price reflecting a discount from the common stock’s fair market value on the proper measurement date, subject the Executive to adverse tax consequences under Section 409A of the Internal Revenue Code with respect to all or a portion of the Options (such portion, as identified in Exhibit A, is herein referred to as the “Affected Options”).  The Company has been advised that the Internal Revenue Service will permit the Company and the Executive to alleviate all adverse effects of the application of Section 409A to the Affected Options by amending the Affected Options to reflect an exercise price equal to the Re-measurement Price.

E.           The Company is willing to compensate the Executive for the lost value in the Affected Options resulting from an increase in the exercise price to the Re-measurement Price.

F.           The Executive desires to amend the exercise price of his Affected Options to the Re-measurement Price in an effort to avoid the adverse tax consequences attendant to discounted stock options and to receive compensation for the lost value described in recital E.

In consideration of the foregoing, the agreements set forth below and other good and valuable consideration, the parties hereby agree as follows:

1.           AMENDMENT OF COVERED PORTION OF OPTIONS

1.1.           Increased Exercise Price.  The Options Exercise Price currently in effect for the Affected Options is hereby increased to the Re-measurement Price set forth on Exhibit A hereto.

2.           RESTRICTED STOCK UNIT ISSUANCE

2.1.           Grant of Restricted Stock Unit.  The Company hereby grants to the Executive an RSU, denominated in the dollar amount set forth in Exhibit A hereto, for no additional consideration, subject to all of the terms and conditions of this Agreement and the Plan.

2.2.           Vesting.  The RSU award shall be fully vested upon grant.

2.3.           Settlement.

a)
Delivery of RSU Shares.  The RSU award shall settle in Shares on March 7, 2008 (as such date may be adjusted pursuant to Section 2.3(c), 2.6 or 2.8, the “Settlement Date”).  The number of Shares to be issued by the Company to settle the RSU (the “RSU Shares”) shall be determined by dividing the dollar denomination of the RSU as set forth on Exhibit A hereto by the closing selling price per Share on the last trading day before the Settlement Date as reported by The Nasdaq Global Market or any successor exchange upon which the Company’s Shares may then be listed, rounding up to the nearest whole Share.  The RSU will be paid out by the Company through the issuance of the RSU Shares to the Executive as soon as reasonably possible after, and effective as of, the Settlement Date.  The Company may issue stock certificates or evidence the Executive’s interest by using a book entry account with the Company’s transfer agent.  To the extent issued, certificate(s) for the RSU Shares shall be issued in the name of the Executive, free and clear of all liens, security interests, pledges or other claims or charges or restrictions (other than securities law restrictions), and delivered to the last address of the Executive known by the Company or as otherwise directed in writing by the Executive.  The Company’s obligation to deliver the RSU Shares is conditioned upon Executive providing such information as may be reasonably required or appropriate in connection with such delivery, such as a registration address and tax identification number.

b)
Stockholder Rights.  The Executive shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to any RSU Shares until issued to the Executive, except as provided in this Agreement.  After the RSU award is granted but before the Settlement Date, the Executive shall have no rights to any dividend or other distribution declared by the Company on its Shares, except as provided in Section 2.7.  The Executive shall have no voting rights with respect to the RSU Shares until issued upon the Settlement Date.

c)
Merger; Acquisition.  If the Company is acquired by merger or otherwise on or after January 1, 2008, then the Settlement Date shall be accelerated to occur immediately prior to the closing of such transaction and the Executive shall be permitted to participate in the merger consideration or proceeds of acquisition to the same degree as if the RSU Shares had been issued and outstanding at the time of any record date with respect to such merger or acquisition, provided, however, that nothing herein shall give Executive any voting rights with respect to the RSU Shares until issued.

d)
Limitation on RSU Share Issuance.  In such event that the number of Shares the Company would have to issue to settle all RSU awards granted in connection with the Offer would exceed the number of Shares available for grant under the Plan on the Settlement Date, then the number of Shares otherwise issuable upon settlement of the Executive’s RSU will be reduced by a number of Shares equal to the product of (1) the quotient obtained by dividing (a) the number of Shares otherwise issuable upon settlement of the Executive’s RSU on the Settlement Date by (b) the total number of Shares otherwise issuable upon settlement of all RSUs issued in connection with the Offer on the Settlement Date, multiplied by (2) the total number of Shares otherwise issuable upon settlement of all RSUs on the Settlement Date that exceeds the number of Shares available under the Plan, rounded down to the nearest whole Share.

2.4.           Nontransferability.  The RSU award and this Agreement shall not be transferable by the Executive other than by will or by the laws of descent and distribution.

2.5.           Securities Law Restrictions.  The issuance of RSU Shares may be reasonably delayed by the Company until, in the opinion of counsel for the Company, the issuance of the RSU Shares is exempt from registration under the Securities Act of 1933, as amended, or any other applicable federal or state securities law, rule or regulation, or the RSU Shares have been duly registered under such laws.  Unless the RSU Shares have been registered for sale under all applicable laws, the Executive shall represent, warrant and agree, as a condition to the issuance of the RSU Shares, that if the issuance of the RSU Shares is deemed a purchase of such securities under applicable law, then the RSU Shares are being purchased for investment only and without a view to any sale or distribution of such RSU Shares and that such RSU Shares shall not be transferred or disposed of in any manner without registration under such laws, unless it is the opinion of counsel satisfactory to the Company that such a disposition is exempt from such registration.  The Executive acknowledges that an appropriate legend giving notice of the foregoing restrictions shall, at the Options of the Company, appear conspicuously on all certificates evidencing the RSU Shares or other securities issued upon the settlement of the RSU award.

2.6.           Effect of Change in Control; Liquidation/Dissolution.

a)
Early Settlement.  Upon the consummation of a Change in Control before January 1, 2008, the RSU Shares (or the cash and/or stock issuable in exchange for the Shares pursuant to the terms of the controlling documents entered into in connection with the Change in Control) shall be issued or delivered to the Executive effective as of January 2, 2008.  Upon the consummation of a Change in Control on or after January 1, 2008 but prior to the Settlement Date, the RSU Shares shall be issued effective as of the date of such consummation of a Change in Control.  In each such case, the Settlement Date shall change to the effective date as of which the RSU Shares are to be issued under this Section 2.6(a).  If, in connection with a Change of Control, all or substantially all outstanding Shares are exchanged for consideration consisting of cash, other securities or a combination thereof, then the Executive may receive such consideration in lieu of RSU Shares.

b)
Liquidation/Dissolution.  Upon the effective date of the liquidation or dissolution of the Company without a successor on or after January 1, 2008 but before the Settlement Date, the Settlement Date shall change to such effective date and the Company shall issue the RSU Shares to the Executive on the new Settlement Date.

2.7.           Adjustments.  In the event of a change in capitalization, the Committee may make appropriate adjustments to the number and class of shares or other stock or securities subject to the RSU award.  The Committee’s adjustment shall be made in accordance with the provisions of Section 4.4 of the Plan and shall be effective and final, binding and conclusive for all purposes of the Plan and this Agreement.

2.8.           Withholding of Taxes.  The Executive shall pay an amount equal to the federal, state and local income taxes and other amounts as may be required by law to be withheld (the “Withholding Taxes”) with respect to the RSU award to the Company in cash prior to the issuance of any RSU Shares.  In the Company’s discretion, the Company may accept from Executive (other than from any Executive subject to Section 16 of the Securities Exchange Act of 1934, as amended) a short-term promissory note by Executive in favor of the Company in a principal amount equal to any Withholding Taxes, in such form and having such terms and conditions satisfactory to the Company in its discretion.  Alternatively, the Company may, in its discretion, withhold from the number of RSU Shares otherwise issuable to Executive on the Settlement Date such number of RSU Shares whose aggregate fair market value equals the amount of any Withholding Taxes.  If Executive does not comply with the terms of this Section 2.8, the Company may delay the Settlement Date until such time as Executive does comply.

3.           MISCELLANEOUS

3.1.           Construction.  This Agreement shall be construed in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

3.2.           No Additional Rights Created.  Nothing in the Plan or this Agreement shall confer on the Executive any right to continue as an employee by the Company, or by any parent or subsidiary, or limit in any way the rights of the Company to terminate the Executive’s employment at any time.

3.3.           Modification of Agreement.  Except as provided in Sections 2.3(c), 2.6, and 2.7, this Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, only by a written instrument executed by the parties hereto; provided, however, that any modification, amendment, or waiver that is not materially adverse to the Executive, as determined by the Committee, can be approved by the Committee without the written consent of the Executive.

3.4.           Severability.  Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

3.5.           Governing Law.   The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

3.6.           Successors in Interest.  This Agreement shall inure to the benefit of and be binding upon each successor corporation to the Company.  This Agreement shall inure to the benefit of the Executive’s legal representatives.  All obligations imposed upon the Executive and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon the Executive’s heirs, executors, administrators and successors.

3.7.           Resolution of Disputes.  Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee.  Any determination made hereunder shall be final, binding and conclusive on the Executive and the Company for all purposes.

3.8.           Entire Agreement.  This Agreement, together with the original Options agreement (to the extent not expressly amended hereby) as subsequently modified as described in the Recitals and the Plan represent the entire agreement of the parties with respect to the Affected Options and the RSU.

3.9.           Continuation of Options Agreement.  Except for the foregoing provisions, no other terms or provisions of the Options agreement for the Options (as such Options was subsequently modified as described in the Recitals) have been modified as a result of this Agreement, and those terms and provisions shall continue in full force and effect.

3.10.           Compliance with Code Section 409A.  This Agreement and the RSU and Options are intended to satisfy the requirements of Section 409A of the Code and any regulations or guidance that may be adopted thereunder from time to time and shall be interpreted by the Committee as it determines necessary or appropriate in accordance with Section 409A of the Code to avoid a plan failure under Section 409A(a)(1) of the Code.

IN WITNESS WHEREOF, this Agreement has been executed on behalf of TurboChef Technologies, Inc. by a duly-authorized officer and by Executive on the date indicated.

TURBOCHEF TECHNOLOGIES, INC.

By:	Date:
Name:
Title:

Executive:

Date:

Exhibit A

Name of Executive:

Original Grant Date	Expiration Date	Total Number of Shares Subject to Covered Portion of Options	Exercise Price Per Share Prior to Amendment ($)	New Exercise Price Per Share Subsequent to Amendment ($)	RSUs to be Issued ($)